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                                  EXHIBIT 23.1

The Board of Directors
Raytheon Semiconductor, Inc.
(A Wholly Owned Subsidiary of Thornwood Trust)

    We consent to the incorporation by reference in the registration statement (No. 333-35347) on Form S-8 of FSC Semiconductor Corporation of our report dated February 27, 1998, with respect to the balance sheet of Raytheon Semiconductor, Inc. as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the year ended December 31, 1997, which report appears in the Form 8-K/A of FSC Semiconductor Corporation dated March 16, 1998.

KPMG PEAT MARWICK LLP

Mountain View, California
March 13, 1998